SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016 (May 20, 2016)

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania	15106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 456-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On May 20, 2016, Ampco-Pittsburgh Corporation (“Ampco”), and its subsidiaries Air & Liquid Systems Corporation, Union Electric Steel Corporation, Alloys Unlimited and Processing, LLC, Akers National Roll Company, Union Electric Steel UK Limited, and Åkers Sweden AB, (collectively the “Corporation”) entered into a Revolving Credit and Security Agreement with certain lenders, the guarantors party thereto, PNC Bank, National Association, as administrative agent, and the other agents party thereto (the “Credit Agreement”). The Credit Agreement provides for a $100,000,000 senior secured asset-based revolving credit facility (the “Revolving Facility”), which can be increased up to $150,000,000, subject to certain conditions set forth in the Credit Agreement, at the option of the Corporation, provided that existing or new lenders under such Revolving Facility agree to provide such additional funding. A portion of the Revolving Facility, not in excess of $40,000,000, will be available for the issuance of letters of credit. The Revolving Facility will replace Ampco’s existing revolving credit and letter of credit facilities.

The Revolving Facility expires on May 20, 2021. Borrowings under the Revolving Facility will initially bear interest at a rate per annum equal to an agreed applicable margin, which includes interest rate spreads based on available borrowing capacity that range between 1.25% and 1.75% for LIBOR-based borrowings and 0.25% and 0.75% for domestic rate borrowings. The Credit Agreement contains certain covenants, including, among others, a minimum fixed charge coverage ratio; limitations on the Corporation’s ability to incur additional debt and liens, become liable with respect to guaranties, or pay dividends; limitations on the Corporation’s ability to consummate a merger, consolidation, acquisition, or disposition of certain assets other than as prescribed by the Credit Agreement; and limitations on the Corporation’s ability to change the nature of its business.

The obligation of the Corporation to pay amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an “Event of Default,” as defined in the Credit Agreement. Such Events of Default include, among others, (1) the Corporation’s failure to pay when due any principal, interest, other fee, charge, amount, or liability owed under the Credit Agreement, (2) any representation or warranty of the Corporation in the Credit Agreement being incorrect or misleading in any material respect on the date when made, (3) the Corporation’s failure to perform, keep or observe any term, provision, condition, or covenant contained in the Credit Agreement, and (4) Ampco or any of its affiliates commencing a voluntary case under any state or federal bankruptcy or receivership laws or being adjudicated bankrupt or insolvent.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transaction contemplated by the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference in its entirety.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective May 20, 2016, the debt financing commitment letter, dated as of June 26, 2003, as amended, by and among Ampco and PNC Bank, National Association (the “Lender”), pursuant to which the Lender committed to arrange and provide a Revolving Line of Credit and Letter of Credit Facilities (the “Prior Credit Agreement”), was terminated and replaced by the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of the Credit Agreement set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On May 23, 2016, Ampco issued a press release announcing the entering into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 8.01, including the information in Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for any purpose, including for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 8.01 shall not be incorporated by reference into any registration statement or any other filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing, except to the extent set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Revolving Credit and Security Agreement, dated May 20, 2016, by and among the Corporation and PNC Bank, National Association, as administrative agent, and certain lenders, the guarantors, and the other agents party thereto.

99.1	Press Release dated May 23, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Michael G. McAuley
Michael G. McAuley
Vice President, Chief Financial Officer and Treasurer

Dated: May 24, 2016